EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of April 1, 2014, by and between MEAS Ireland Limited, an Irish limited liability company with corporate offices located in Ballybrit Business Part, Galway, Ireland (the “Employer”), and Joe Gleeson (the “Executive”). The Employer and the Executive are sometimes individually referred to herein as a “Party” or collectively referred to herein as the “Parties.”

WHEREAS, the Employer desires to continue to employ the Executive and the Executive desires to continue such employment, pursuant to the terms and conditions set forth herein;

WHEREAS, the Executive is party to an employment agreement dated December 5, 2000 with BataTherm Ireland Limited, which employment was transferred to the Employer on April 1, 2006 such that the Executive’s date of commencement for the purpose of his continuous employment with the Employer is January 2, 2001;

WHEREAS, the Executive currently serves as Director of European Operations and director of the Employer;

WHEREAS, the Employer’s parent company, Measurement Specialties, Inc. (the “Company”) would also like to secure the services of the Executive as its Chief Operating Officer;

WHEREAS, the Parties desire to supersede and replace the Original Employment Agreement, as amended, in its entirety; and

NOW THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth, and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Employer and the Executive hereby agree as follows:

1. Effective Date and Employment Term.

(a)           Effective Date. Subject to the provisions of Section 3(a) hereof, this Agreement shall be effective as of April 1, 2014 (the “Effective Date”).

(b)           Employment. This Agreement shall be effective and the Executive’s full-time employment under this Agreement shall commence on the Effective Date. Termination of the Executive’s employment shall not terminate the obligations of either Party and, in particular, the Executive’s obligations under Sections 5, 6 and 7 of this Agreement shall survive termination of the Executive’s employment by either Party. This Agreement shall continue in effect until and unless amended or terminated pursuant to Section 4 and subject to Section 1(e) (the period commencing on the Effective Date and ending on the effective date of termination of employment, hereinafter, the “Employment Term”).

(c)           Prior Agreements. This Agreement shall supersede and replace any prior agreement relating to Executive’s employment by the Employer except to the extent specifically provided herein.

(d)           Representations and Warranties. The Executive hereby represents and warrants to Employer that he is not a party to, or obligated by, any restrictive covenant or any other obligation or agreement that would in any way prevent, restrict, hinder, or interfere with Executive’s acceptance of employment under the terms and conditions set forth herein, the performance of his obligations under this Agreement, or his ability to render services to Employer or its affiliates. The Executive understands and acknowledges that he is not expected or permitted to use or disclose confidential information belonging to any prior employer in the course of performing his duties for the Employer.

(e)          Retirement. If not previously terminated, the Executive’s normal retirement date will be at the end of the month in which the Executive’s 65th birthday occurs, whereupon the Executive’s employment under this Agreement will cease without compensation.

2. Position, Duties, Reporting, Operations and Other Activities.

(a)           Position and Duties. The Employer hereby continues to employ the Executive and the Executive hereby accepts continued employment with the Employer to serve as a director of the Employer and as Chief Operating Officer of the Company. The Executive shall perform the services and duties attendant to such offices, including such services and duties as set forth herein or in the Memorandum and Articles of Association of the Employer and the Bylaws of the Company, subject in all respects to the direction and supervision of the Company’s Chief Executive Officer (the “CEO”) and the Board of Directors of the Company (the “Board”), provided that such services and duties are consistent with the normal and customary responsibilities of an officer of the Company and that Executive retains the title of Chief Operating Officer. As Chief Operating Officer, the Executive shall report directly to the CEO of the Company. The Executive shall serve the Company and the Employer faithfully and diligently and shall devote his full professional time and attention (except for paid time off, sick leave, and other excused leaves of absence) to the performance of his services under this Agreement. The Executive shall at all times act in good faith and in the interests of the Employer, the Company and their affiliates. The Executive shall take any such office as a director in the Employer or as a director in any affiliates of the Employer or the Company, as requested.

For the avoidance of doubt, the termination of any directorship or other office held by the Executive by the Employer, the Company or any of their affiliates will not terminate the Executive’s employment or amount to a breach of the terms of this Agreement.

The Executive agrees not to resign as a director of the Company, the Employer or any of their affiliates without the agreement of the Company, the Employer or any of their affiliates, as appropriate.

The Executive acknowledges that as he is responsible for determining the duration of his own working time, Part II of the Organisation of Working Time Act, 1997 shall not apply to his employment under this Agreement.

(b)           Other Activities. Except upon the prior approval of the Company, during the Executive’s employment under this Agreement, the Executive will not: (i) accept any other employment; (ii) accept any position as a director or officer of any business or organization other than the Company, the Employer and their affiliates (other than positions with a reasonable number of charitable organizations) or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is competitive with, or that places him or any other business or company in a competing position to, the Company, the Employer and their affiliates.

(c)          Place of Employment. The principal place of the Executive's employment shall be the Employer’s office currently located in Galway, Ireland; provided that, the Executive may be required to travel on Employer business during the Employment Term, including in the performance of his duties to the United States.

(d)          Employer Policies. The Executive shall be subject to and shall comply with all codes of conduct, personnel policies and procedures applicable to employees and/or senior executives of the Employer and the Company (as applicable), including, without limitation, policies regarding sexual harassment, conflicts of interest and insider trading.

3. Compensation and Other Benefits.

(a)           Compensation. In consideration of the services to be rendered by the Executive during the Employment Term, the Employer shall pay to the Executive, and the Executive agrees to accept from the Employer, a salary at a rate of EURO 158,000 per year (the “Salary”). Such Salary (and any revised Salary) shall accrue from day to day but shall be paid by equal monthly installments in arrears, pursuant to the Employers current payroll practices on the last working day of each month into the Executive’s nominated bank account, subject to the deduction of income tax (PAYE), pay related social insurance (PRSI), universal social charge (USC) and such other deductions which the Employer is required by law or requested by the Executive or entitled under this Agreement to make.

The Executive’s salary provided for in this Section 3 Compensation and Other Benefits, shall be deemed to include any fee receivable by the Executive as a director of the Employer or any affiliates of the Employer.

The Board or Compensation Committee of the Board of the Company (the “Compensation Committee”) shall review the Salary on an annual basis and consider, at its discretion, any increases therein.

The Executive shall not be entitled to receive any additional remuneration for work outside normal working hours.

(b)           Incentive Compensation. For each fiscal year during the Employment Term, the Executive shall be eligible to earn an annual target cash incentive award under the Company’s performance incentive plan of 50% of his Salary based upon annual performance criteria and goals established by the Compensation Committee (the “Annual Bonus”). The extent to which a cash incentive award is earned by the Executive for a fiscal year shall be determined in the sole discretion of the Compensation Committee consistent with the terms and procedures set forth in the Employer’s performance incentive plan. Payments, if any, with respect to a cash incentive award shall generally be made to the Executive in cash as soon as administratively practicable following the date of the final certification or determination by the Compensation Committee or, if applicable, following satisfaction of the relevant vesting condition, but, in any event, no later than the date that is two and one-half months after the later of (i) the close of the Employer’s fiscal year in which the performance period ended or (ii) the close of the Employer’s fiscal year in which the relevant vesting condition, if any, has been satisfied.

(c)           Expenses. The Employer shall reimburse the Executive for reasonable travel and other business expenses (“Business Expenses”), which are properly documented and consistent with the Employer’s expense policies (to include business class airfare for international travel as appropriate), incurred by the Executive in the performance of his duties hereunder in accordance with the Employer’s general policies, as they may be amended from time to time during the course of this Agreement.

(d)           Other Benefits.  During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Employer or any affiliated entity in which employees of the Employer at the Executive Officer level are entitled to participate, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Employer or the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans, except as otherwise provided herein. For the purposes of this Agreement, the term “Executive Officer” shall mean the Company’s Chief Executive Officer and those officers holding positions that report directly to the Company’s Chief Executive Officer. The Employer or, as applicable, the affiliated entity that sponsors or maintains an Employee Benefit Plan reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. During his employment, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Employer or any affiliated entity for similarly situated executives of the Employer or the Company, except as otherwise provided herein.

(e)           Paid Time Off. During each calendar year of employment, the Executive may take up to six (6) weeks of paid time off (“PTO”) per calendar year (prorated for partial years) in addition to statutory public holidays), at such times as are determined to be mutually convenient to the Employer and the Executive and otherwise in accordance with the Organisation of Working Time Act 1997; provided, however, that Executive understands and agrees that there will be no PTO to carry over from year-to-year.

(f)          Recoupment. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Employer or the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback or recoupment as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Employer or the Company pursuant to any such law, government regulation or stock exchange listing requirement) and the Executive agrees to cooperate and take all steps reasonably necessary to effectuate such deduction, clawback or recoupment, to the greatest extent permissible by applicable law.

Further, the Employer shall to the extent permitted by law be entitled to deduct from the Executive’s Salary all sums from time to time owed by the Executive to the Employer and the Company or any of their affiliates, and by his execution of this Agreement, the Executive consents to the deductions of such sums.

(g)          Pension.

The Executive will continue to be entitled to participate in the Employer Pension Scheme subject at all times to the terms, conditions and provisions of the scheme and on the condition that no excess health loading exists on the Executive’s life and subject to satisfactory medical examinations (if required). The Employer Staff Pension Scheme is a defined scheme to which the Executive will be required to contribute such percentage of his salary up to 5% (maximum) as the Employer may direct.

4.           Specific Termination of Employment With and Without Notice.

(a)           By Death.

(1)           If the Executive dies prior to the termination of his employment, the Employer will pay to his estate in a lump sum, within thirty (30) days of his death: (i) the sum of (A) the amount of Executive’s Salary accrued through the date of termination, (B) any outstanding business expenses that were incurred by Executive prior to the date of termination but not reimbursed as of such date, and (C) any Annual Bonus earned in the prior completed fiscal year that has been accrued but not yet paid as of the date of termination of employment (together, the “Accrued Rights”); and (ii) a pro-rata portion of the target Annual Bonus for the fiscal year of termination, the amount of which will be determined by multiplying such target Annual Bonus by a fraction, the numerator of which is the number of days during the fiscal year of Executive’s termination before the date of termination, and the denominator of which is three hundred sixty-five (365).

(2)           Upon the Executive’s death, all outstanding unvested time-based and/or performance-based equity awards held by the Executive shall become fully vested as of the date of death.

(b)           By Disability.

(1)           To the extent permissible under applicable law, in the event the Executive becomes Permanently Disabled during employment with the Employer, the Employer may terminate this Agreement by giving thirty (30) days’ notice or such notice as is required under statute to the Executive of its intent to terminate, and unless the Executive resumes performance of his duties within five (5) days of the date of the notice and continues performance for the remainder of the notice period, this Agreement shall terminate at the end of the thirty (30) day notice period. For the purposes of this Agreement, the Executive shall be deemed “Permanently Disabled” when the CEO determines, in good faith, that the Executive has suffered a physical or mental disability which has prevented the Executive from performing the essential duties of his position with reasonable accommodations as may be required by law: (i) for a period of ninety (90) consecutive calendar days; or (ii) for an aggregate of one hundred eighty (180) business days in any twelve (12) month period. In the event of any dispute under this Section, the Executive shall submit to a physical examination by a licensed physician mutually satisfactory to the Employer and the Executive, the cost of such examination to be paid by the Employer, and the determination of such physician shall be determinative. The Employer shall be entitled to receive full details of any such physical examinations, and to disclose them to its professional advisors.

(2)           In the event of such termination for Permanent Disability, the Employer shall pay to the Executive in a lump sum, within ten (10) business days of his termination: (i) the Accrued Rights; and (ii) a pro-rata portion of the target Annual Bonus for the fiscal year of termination, the amount of which will be determined by multiplying such target Annual Bonus by a fraction, the numerator of which is the number of days during the fiscal year of Executive’s termination before the date of termination, and the denominator of which is three hundred sixty-five (365).

(3)           Upon the termination of the Executive’s employment for Permanent Disability, all outstanding unvested time-based and/or performance-based equity awards held by the Executive shall become fully vested as of the date of termination of employment.

(4)           Following the termination of the Executive’s employment for Permanent Disability, Executive shall be entitled to receive any benefits for which he then qualifies under the Employer’s disability insurance program in which he participates.

(c)           By the Executive for Good Reason; by the Employer Other Than For Cause.

(1)           The Executive may terminate, without liability, his employment for Good Reason (as defined below) upon advance written notice of thirty (30) calendar days to the Employer; and the Employer may terminate the Executive’s employment Other Than For Cause (as defined below) upon advance written notice of thirty (30) days to the Executive, or in accordance with the Minimum Notice and Terms of Employment Acts 1973 and 1994, whichever is the longer period at the time of termination according to the Executive’s service with the Employer, and provided the Employer shall be entitled to make payment to the Executive in lieu of notice, in which case the Executive’s employment shall terminate with immediate effect. Upon a termination of the Executive’s employment Other Than For Cause or for Good Reason, subject to satisfaction of the conditions set forth in Section 4(c)(2), the Executive shall be entitled to receive from the Employer the following sums, each payable within the time frame set forth herein: (i) the Accrued Rights payable in a lump sum within twenty (20) business days after the date of termination; (ii) an amount equal to 100% of Executive’s Annual Salary as in effect at the date of termination, to be paid in equal installments in accordance with the Employer’s payroll practices then in effect over the course of twelve (12) months following the effective time of the Release required by Section 7(c)(2) which amount shall be reduced by any severance or redundancy pay the Executive may be entitled under statute, policy or practice (the “Severance Payment”); (iii) a pro-rata portion of the Annual Bonus earned for the fiscal year of termination, the amount of which will be the amount determined by the Compensation Committee based on actual performance of the Employer and the Executive for the fiscal year, multiplied by a fraction, the numerator of which is the number of days during the fiscal year of Executive’s termination before the date of termination, and the denominator of which is three hundred sixty-five (365), to be paid in a lump sum as soon as practicable after determination of the Annual Bonus consistent with the Employer’s normal bonus determination practices but not later than the 15th day of the third month following the end of the Employer’s fiscal year to which the bonus relates (the “Termination Year Bonus”); and (iv) full vesting of all outstanding unvested equity awards held by the Executive as of his date of termination with respect to which the vesting is conditioned solely upon continued service for a specified period (including, without limitation, any outstanding performance-based equity awards with respect to which all performance conditions have been satisfied in full as of the employment termination date but vesting therein remains conditioned thereafter upon continued service for a specified period) (the “Equity Acceleration”). Thereafter, except as specifically excluded from the Release (as hereinafter defined), the Employer’s obligations hereunder shall terminate.

(2)           The Severance Payment, the Termination Year Bonus and the Equity Acceleration provided for in Section 4(c)(1) and 4(c)(3) are each contingent on the receipt by the Employer of a general release of claims executed by the Executive in substantially the form attached as Exhibit A subject to such revisions as the Employer in its discretion may consider appropriate to protect its interests under then-current law to reflect any specific statutory or best practice requirements under Irish and/or US law, or to address any other matters as the Employer may consider reasonably necessary under Irish and/or US law or otherwise (the “Release”) (which Release is to be executed and delivered by the Executive following Executive’s termination). The Executive acknowledges that to the extent the Employer does not receive the Release executed by Executive on or within the time specified in the Release, the Executive shall not be entitled to the Severance Payment, the Termination Year Bonus or the Equity Acceleration Further, the Executive acknowledges that he shall not seek to withdraw or in any way challenge the effect or scope of the Release. If the Executive fails to resign from the Board of the Employer or the Company or any of their affiliates, as appropriate, or fails to execute, or if the Executive seeks to withdraw from the Release or to in any way challenge the effect or scope, or acts in any way to suggest he is no longer bound by the Release, no payments or benefits shall be made or provided to the Executive pursuant to this Agreement and the Executive may be required to reimburse the Employer, the Company and any of their affiliates, any payments or benefits received by the Executive pursuant to this Agreement but the Executive’s obligations pursuant to this Agreement shall continue in force.

The Executive acknowledges and agrees that, to the extent he delivers the Release and accepts the payments and benefits provided for in Section 4(c)(1) or 4(c)(3), the payments and benefits provided for in Section 4(c)(1) or 4(c)(3), as applicable, are the sole and exclusive remedies of the Executive against the Employer and its affiliates if the employment of the Executive is terminated pursuant to this Section 4(c); provided, however, that the Executive shall retain all of the claims excluded in the Release. To the extent necessary to comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), if the period during which the Executive has discretion to execute or revoke the Release straddles two taxable years of the Executive, then the Employer shall make the payments and benefits specified in Section 4(c)(1) or 4(c)(3), as applicable, other than the payment of the Accrued Rights, starting in the second of such taxable years, regardless of in which taxable year the Executive actually delivers the executed Release to the Employer.

(3)           In the event that the Executive’s employment is terminated by the Employer Other Than For Cause or by the Executive for Good Reason, in either case coincidental with or within twenty-four (24) months after a Change in Control (as defined below), then subject to satisfaction of the conditions set forth in Section 4(c)(2) and in lieu of the payments and benefits set forth in Section 4(c)(1), the Executive shall be entitled to receive from the Employer the following sums, each payable within the time frame set forth herein: (i) the Accrued Rights payable in a lump sum within twenty (20) business days after the date of termination; (ii) a Severance Payment in an amount equal to 150% of the sum of (A) the Executive’s Annual Salary as in effect at the date of termination plus (B) the target Annual Bonus for the fiscal year in which the employment termination occurs, to be paid in equal installments in accordance with the Employer’s payroll practices then in effect over the course of eighteen (18) months following the effective time of the Release required by Section 4(c)(2) which amount shall be reduced by any severance or redundancy pay the Executive may be entitled under statute, policy or practice; (iii) a Termination Year Bonus the amount of which shall be a pro-rata portion of the target Annual Bonus for the fiscal year of termination, determined by multiplying the Executive’s target Annual Bonus for such fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of Executive’s termination before the date of termination, and the denominator of which is three hundred sixty-five (365), to be paid in a lump sum within twenty (20) business days following the effective time of the Release; and (iv) Equity Acceleration that results in full vesting of all outstanding unvested equity awards held by the Executive as of his date of termination (including, without limitation, any outstanding performance-based equity awards with respect to which the relevant performance period has not concluded prior to the date of termination of employment).). Thereafter, except as specifically excluded from the Release (as hereinafter defined), the Employer’s obligations hereunder shall terminate.

(4)           For purposes of this Agreement, “Change in Control” means (i) any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary; (ii) any merger, consolidation, conversion transaction or reorganization of the Company with or into any other entity or entities that results in the conversion or exchange of outstanding Common Stock (or any securities into which such Common Stock may be converted or exchanged) of the Company for securities issued or other consideration paid or caused to be issued or paid by any such entity or affiliate thereof (other than a merger of the Company with or into another entity that does not result in the holders of Common Stock immediately prior to the consummation of such transaction ceasing to own a majority of the voting securities of the entity surviving or resulting from the merger); or (iii) any sale, transfer or disposition of all or substantially all of the property or assets of the Company to a third party outside of the group. For purposes of the immediately preceding sentence, sale, transfer or disposition of substantially all of the property or assets of the Company shall mean the sale of property or assets, in a single transaction or a series of related transactions, having a value in excess of 50% of the value of assets reflected on the balance sheet of the Company immediately prior to the first such sale.

(5)           For the purposes of this Agreement, “Good Reason” shall exist for a period of thirty (30) calendar days after the Executive has given the Employer notice of the occurrence of any of the following events and an opportunity to cure such default within ten (10) calendar days of receipt of such notice: (i) the Employer is in default of any material obligations as may be reasonably determined by the Employer under this Agreement; (ii) there is any material diminution in the title, job responsibilities, authority, powers or duties of the Executive, provided, however, that a change in the Executive’s reporting structure shall not constitute a diminution of the Executive’s title, job responsibilities, authority, powers or duties; (iii) without the Executive’s consent, the Executive’s principal place of employment is relocated beyond fifty (50) miles from the Employer’s Galway facility; or (iv) there is any reduction of Executive’s target Annual Bonus percentage. If the Executive elects not to terminate his employment within thirty (30) calendar days after the occurrence of any event specified above, the Executive shall be deemed to have consented to the occurrence of such event and any subsequent termination by the Executive of his employment which he claims to be the result thereof shall nonetheless be deemed a termination by the Executive other than for Good Reason.

(6)           For purposes of this Agreement, “Other Than For Cause” shall mean any termination by the Employer of the Executive’s employment other than pursuant to Section 4(a), 4(b), or 4(e).

(d)           By the Executive other than for Good Reason. If the Executive terminates his employment for any reason other than for Good Reason then all the Employer’s obligations hereunder shall immediately terminate, except that the Employer shall pay to the Executive in a lump sum, within ten (10) business days after the date of termination, the Accrued Rights.

(e)           By the Employer for Cause.

(1)           If the Employer terminates the Executive’s employment for Cause, then all of the Employer’s obligations hereunder shall immediately terminate, except that the Employer shall pay to the Executive, within ten (10) business days after the date of termination, the Accrued Rights.

(2)          For purposes of this Agreement, “Cause ” shall mean: (i) any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement or any material written policy of the Company or the Employer or any of its affiliates, assuming such obligations are lawful, to include any act of gross misconduct or gross default in the discharge of the Executive’s duties of his employment or in connection with or affecting the business of the Employer, the Company and any of their affiliates, which is not remedied within thirty (30) calendar days following written notice to the Executive from the CEO of the event and action required to remedy the same; (ii) the failure or refusal by the Executive to follow any lawful reasonable direction of the CEO that is material and is consistent with the Executive’s obligations under this Agreement which is not remedied within thirty (30) calendar days following written notice to the Executive from the CEO of the event and action required to remedy the same; (iii) the Executive’s willful neglect or refusal to discharge his duties pursuant to this Agreement, assuming such duties are lawful, which continues for a period of thirty (30) days following written notice thereof to the Executive from the CEO; or (iv) the conviction of the Executive of any criminal offence (other than a road traffic offence which does not result in a custodial sentence) or any conduct which in the reasonable opinion of the Board of the Company may affect his position in or the reputation of the Employer or the Company; or (v) the Executive becoming subject to the provisions concerning disqualification or restriction contained in Part VII of the Companies Act, 1990 or any similar legislation in any other jurisdiction. No act or failure on Executive’s part shall be considered “willful” unless it is done, or omitted to be done by Executive, in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Employer. Any act, or failure to act, based upon authority given pursuant to a specific resolution duly adopted by the Board or based upon the advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Employer.

(3)           Notwithstanding the foregoing, the Employer may not terminate the Executive’s employment for Cause until: (A) The Executive has been afforded the opportunity to appear before the CEO, to address the CEO stated reason for proposed termination, and (B) the CEO provides the Executive with a written determination setting forth the specific details that form the basis of such termination, or as otherwise may be required under Irish law.

(f)          Resignation Of All Other Positions. Upon termination of the Executive's employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer of the Company, the Employer or any of their affiliates. The Executive shall be required to immediately resign from any directorship, or other offices which he holds in the Employer, the Company and any associated undertaking or any other company where such directorship or other office is held as a consequence or requirement of this employment, unless he is required to perform duties to which any such directorship, or other office relates in which case he may retain such directorships, or other offices while those duties are ongoing. The Executive hereby irrevocably appoints the Employer to be his attorney to execute any instrument and do anything in his name and on his behalf to effect his resignation if he fails to do so in accordance with this clause.

(g)          Cooperation In Future Matters. The Employer and Executive agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive's cooperation in the future. Accordingly, following the termination of the Executive's employment for any reason, to the extent reasonably requested by the Employer or the Company, the Executive shall cooperate with the Employer or the Company in connection with matters arising out of the Executive's service to the Employer or the Company, including, without limitation, providing information of limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Employer or the Company, or otherwise making himself reasonably available to the Employer or the Company for other related purposes; provided that the Employer or the Company shall make reasonable efforts to minimize disruption of the Executive's other activities. The Employer shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Employer shall compensate the Executive at an hourly rate based on the Executive's Base Salary as in effect as of his termination date.

5. Proprietary Information.

(a)           Defined. For purposes of this Agreement, “Proprietary Information” shall mean all proprietary, secret or confidential information pertaining to the business and affairs of the Employer, the Company and their respective affiliates (whether or not such information is in written form). Without limiting the generality of the foregoing, Proprietary Information shall include: (i) client lists, lists of potential clients and details of agreements with clients; (ii) acquisition, expansion, marketing, financial and other business information, projections and plans; (iii) research and development; (iv) computer programs and computer software; (v) sources of supplies and supplier lists; (vi) identity of specialized consultants and contractors and Proprietary Information that is developed or learned by the Executive in the course of his relations with the Employer, the Company and their affiliates; (vii) purchasing, operating and other cost data; (viii) special client needs, cost and pricing data; (ix) employee information; (x) all Proprietary Rights; and (xi) all data, concepts, ideas, findings, discoveries, developments, programs, designs, inventions, improvements, methods, practices and techniques, whether or not patentable, relating to present and planned future activities and the products and services of the Employer and their respective affiliates. For purposes of this Agreement, “Proprietary Rights” shall mean the following: (A) any and all patents and patent applications (including all provisional, divisions, continuations, continuations in part, and reissues), patentable inventions, and business methods; (B) all registered and unregistered fictional business names, trade names, trademarks, service marks, and registered domain names and all applications with respect to any of the foregoing; (C) registered and unregistered copyrights in both published works and unpublished works and copyrightable subject matter, including software; and (D) all know-how, trade secrets, customer lists, confidential information, technical information, data, process technology, plans, drawings, and blueprints. Proprietary Information also includes information recorded in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified as Proprietary Information, as well as information that is the subject of meetings and discussions and not so recorded. Proprietary Information shall not, however, include any information (X) that is or becomes generally available to the public other than as a result of disclosure by the Executive, (Y) that was or becomes available to the Executive on a non-confidential basis from a third party, which source is not bound by a confidentiality agreement or other duty of confidentiality with respect to such Proprietary Information, or (Z) where the disclosure was specifically authorized in writing by the Employer or the Company. In the event that the Executive becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, criminal or civil investigative demand or other legal process or requirement) to disclose any Proprietary Information, the Executive shall be entitled to disclose any Proprietary Information he is legally compelled to disclose and will provide the Employer with prompt written notice of such request or requirement so that the Employer, at the Employer’s expense, may seek a protective order or other appropriate remedy or relief and/or waive compliance with the provisions of this Agreement prior to such disclosure and consult with the Executive to a reasonable extent on the advisability of taking steps to resist or narrow the scope of such request or requirement.

(b)           General Restrictions on Use. The Executive agrees to hold all Proprietary Information in strict confidence and trust for the sole benefit of the Employer, the Company and their affiliates, as the case may be, or, with regard to Proprietary Information that is the property of a customer or client of the Employer or the Company, for the sole benefit of such entity, and to not, directly or indirectly, disclose, use, copy, publish, summarize, or remove from the premises of the Employer, the Company or its affiliates, without the prior written consent of the Employer or the Company, any Proprietary Information except during employment to the extent necessary to carry out the Executive’s responsibilities under this Agreement. For the avoidance of doubt these restrictions will continue to apply after termination of the Executive’s employment without limit on point of time. On the termination of the Executive’s employment, the Executive will return to the Employer or the Company all copies of Proprietary Information in his possession.

           6. Intellectual Property.

(a)           Disclosure of Inventions. Executive will promptly disclose in confidence to the Employer all inventions, improvements, processes, products, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, Internet products and services, e-commerce products and services, e-entertainment products and services, databases, mask works, trade secrets, product improvements, product ideas, new products, discoveries, methods, software, uniform resource locators or proposed uniform resource locators (“URLs”), domain names or proposed domain names, any trade names, trademarks or slogans, which may or may not be subject to or able to be patented, copyrighted, registered, or otherwise protected by law (the “Inventions”) that Executive makes, conceives or first reduces to practice or create, either alone or jointly with others, during the period of his employment, whether or not in the course of his employment, and whether or not such Inventions are patentable, copyrightable or able to be protected as trade secrets, or otherwise able to be registered or protected by law.

(b)           Assignment of Inventions. Executive agrees that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Employer, (ii) result from work performed by him for the Employer, or (iii) relate to the Employer’s business or current or anticipated research and development, will be the sole and exclusive property of the Employer and are hereby irrevocably assigned by Executive to the Employer from the moment of their creation and fixation in tangible media.

(c)           Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the Employer, Executive hereby irrevocably transfers and assigns to the Employer: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention. Executive also hereby forever waives and agrees never to assert any and all Moral Rights Executive may have in or with respect to any Invention, even after termination of his employment on behalf of the Employer. “Moral Rights” means any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

(d)           Assistance. Executive agrees to assist the Employer in every proper way to obtain for the Employer and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Employer’s Inventions in any and all countries. Executive will execute any documents that the Employer may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. His obligations under this section will continue beyond the termination of his employment with the Employer, provided that the Employer will compensate him at a reasonable rate after such termination for time or expenses actually spent by him at the Employer’s request on such assistance. Executive appoints the Secretary of the Employer as his attorney-in-fact to execute documents on his behalf for this purpose.

7. Restrictive Covenants.

(a)           Non-Competition. During the Executive’s employment with Employer and for a period of (1) year (to be reduced by such period of time as the Executive may spend on Garden Leave under Section 8) following the termination thereof for any reason (the “Restricted Period”), the Executive will not within Ireland/ the United States, the European Union or any other country in which the Employer and the Company and any of their affiliates carry on a significant amount of Restricted Business (as defined below) at the date of termination of employment (the “Restricted Area”) (provided that for this purpose, a country shall be regarded as significant if at the date of termination of employment or in the most recent financial year of the Employer and the Company and any of their affiliates, the Employer and Company and any of their affiliates derived at least 10 percent of its revenues or pre-tax profits in that country, and the Executive was materially involved in the Employer’s or the Company’s or any of their affiliates’ activities in that country in the twelve months prior to the date of termination of employment) either on his own behalf or on behalf of any third party, except on behalf of the Employer or with the Employer’s written consent, directly or indirectly, enter into or engage in the ownership, management, operation, or control of, or act as a consultant, advisor, employee, consultant, contractor, or agent for any person, business, or enterprise engaged directly or indirectly in the business of designing and manufacturing sensors and sensor-based products competitive with the Employer or the Company or any affiliate at the time of the Executive’s termination (the “Restricted Business”). The Executive is only restricted from working for a person, company, or entity engaged in the Restricted Business where the Executive has or will perform the same or similar type of work or service or offer the same or similar products or services that the Executive performed or offered for the Employer during the last year of Employee’s employment with the Employer. This non-competition restriction shall not apply to Executive’s ownership of less than five percent (5%) of the issued and outstanding capital of stock of any corporation that is publicly traded and for which capital stock selling and asking prices are published from time to time in The Wall Street Journal.

(b)           Non-Solicitation of Customers. During the Restricted Period, the Executive will not on his own behalf or on behalf of any third party, except on behalf of the Employer or with the Employer’s written consent, directly or indirectly, attempt in any manner within the Restricted Area to: (A) contact, call on, solicit business from, or provide services to any Customer where those services compete with the services provided or offered by the Employer or the Company; or (B) persuade any Customer to cease to do business, or to reduce the amount of business which any such Customer has customarily done or actively contemplates doing, with the Employer, the Company or any of their affiliates. The term “Customer” shall mean any person, company, or entity with whom the Executive had Material Contact and to whom the Employer or the Company or any of its subsidiaries either (i) sold or provided any products or services to during the last year of the Executive’s employment or (ii) engaged in active business negotiations for any purpose related to the Restricted Business during the last six (6) months of the Executive’s employment. The Executive will be deemed to have had “Material Contact” with a Customer if, during the last year of the Executive’s employment with the Employer, the Executive (i) directly interacted with such Customer; (ii) supervised an employee who interacted with such Customer; and/or (iii) obtained or received non-public information related specifically to the Employer’s business or prospective business with such Customer. This restriction is not intended to prohibit the Executive from offering similar services or products to persons, companies, or entities that are not Customers.

(c)           Non-Solicitation of Employees. During the Restricted Period, the Executive will not on his own behalf or on behalf of any third party, except on behalf of the Employer or with Employer’s written consent, directly or indirectly, attempt in any manner to recruit, solicit for employment, or hire or assist in the recruitment, solicitation, or hiring of any employee, consultant, or agent who worked for, provided services to, or is affiliated with the Employer, the Company or any of their affiliates and during the last year of the Executive’s employment either (i) reported, directly or indirectly, to the Executive, (ii) worked with the Executive on any project, product, or proposal, or (iii) worked for or with the same Customer(s) as the Executive. This restriction includes, but is not limited to (a) providing to any such prospective employer the identities of any of the Employer’s employees or (b) assisting any of the Employer’s employees in obtaining employment with the Executive’s new employer through dissemination of resumes or otherwise.

(d)           Acknowledgements. The Executive agrees and acknowledges that, in connection with his employment with the Employer, he will be provided with access to and become familiar with confidential and proprietary information and trade secrets belonging to the Employer or the Company. The Executive further acknowledges and agrees that, given the nature of this information and trade secrets, it is likely that such information and trade secrets would be used or revealed, either directly or indirectly, in any subsequent employment with a competitor of the Employer in any position comparable to the position he will hold with the Employer under this Agreement. The Executive agrees that the relevant public policy aspects of post-employment restrictive covenants have been discussed, and that every effort has been made to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Employer’s legitimate interests. Executive acknowledges that, based upon his education, experience, and training, these restrictive covenants will not prevent him from earning a livelihood and supporting himself and his family during the relevant time period. Executive further acknowledges that, because the Employer is a global enterprise that markets its products around the world, a geographic limitation on the restrictive covenants set forth above would not adequately protect the Employer’s legitimate business interests.

(e)           Enforcement. It is expressly agreed by the Executive that the nature and scope of each of the restrictive covenants set forth above in this Section 7 are reasonable and necessary. If, for any reason, any aspect of the above restrictive covenants as it applies to the Executive is determined by a court of competent jurisdiction to be unreasonable or unenforceable, the provisions shall, if permitted under applicable law, be interpreted to make the provisions reasonable and/or enforceable, as the case may be.

(f)           Injunctive Relief. The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Employer, the Company and/or their affiliates and are considered by the Executive to be reasonable for such purposes. The Executive agrees that any material breach of Section 7 will cause the Employer and/or its affiliates substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Employer shall have the right to seek specific performance and injunctive relief without posting bond.

(g)           Survival. This Section 7 shall survive the expiration or termination of this Agreement for any reason.

8.            Garden Leave

(a)           No Obligation to Provide Work. Neither the Employer nor the Company nor any of their affiliates is under any obligation to provide the Executive with any work. At any time after notice of termination is given by either party pursuant to Section 4, or if the Executive resigns without giving due notice and the Employer does not accept his resignation, the Employer may, at its absolute discretion, require the Executive to take a period of absence called garden leave for a maximum period of 6 months (the “Garden Leave Period”). The provisions of this Section shall apply to any Garden Leave Period.

(b)           Obligations During Garden Leave. The Employer may require that the Executive shall not, without the prior written consent of the Employer, be employed or otherwise engaged in the conduct of any activity, whether or not of a business nature during the Garden Leave Period. Further, if so requested by the Employer, the Executive will not: (i) enter or attend the premises of the Employer or its affiliates; or (ii) contact or have any communication with any customer or client of the Employer or the Company in relation to the business of the Employer or the Employer (other than purely social contact); or (iii) contact or have any communication with any employee, officer, director, agent or consultant of the Employer or the Company in relation to the business of the Employer or the Company or their affiliates; or (iv) remain or become involved in any aspect of the business of the Employer or the Company or their affiliates except as required by such companies. The Employer may require the Executive: (i) to deliver up to the Employer all Employer and Company property which may be in his possession or under his control including but not limited to data on his work or personal computer, and files; and (ii) to immediately resign from any directorship, or other offices which he holds in the Employer or the Company, any of their affiliates or any other company where such directorship or other office is held as a consequence or requirement of this employment, unless he is required to perform duties to which any such directorship, or other office relates in which case he may retain such directorships, or other offices while those duties are ongoing. The Executive hereby irrevocably appoints the Employer to be his attorney to execute any instrument and do anything in his name and on his behalf to effect his resignation if he fails to do so in accordance with this clause.

(c)           Payments During Garden Leave. During the Garden Leave Period, the Executive will be entitled to receive his Salary and all contractual benefits (excluding bonuses) in accordance with the terms of this agreement. Any unused holiday accrued at the commencement of the Garden Leave Period and any holiday accrued during any such period shall be paid in lieu as part of the Executive’s final salary payment. At the end of the Garden Leave Period, the Employer may, at its sole and absolute discretion, pay the Executive Salary alone in lieu of the balance of any period of notice given by the Employer or the Executive (less any deductions the Employer is required by law to make).

(d)           Assistance and Handover. During the Garden Leave Period: (i) the Executive shall provide such assistance as the Employer and the Company may require to effect an orderly handover of his responsibilities to any individual or individuals appointed by the Employer and the Company or any of their affiliates to take over his role or responsibilities; (ii) the Executive shall make himself available to deal with requests for information, provide assistance, be available for meetings and to advise on matters relating to work (unless the Employer and the Company has agreed that the Executive may be unavailable for a period); and (iii) the Employer and the Company may appoint another person to carry out his duties in substitution for the Executive. All duties of the Executive to the Employer and the Company (whether express or implied), including without limitation his duties of fidelity, good faith and exclusive service, shall continue throughout the Garden Leave Period save as expressly varied by this clause.

(e)          No Constructive Dismissal. The Executive agrees that the exercise by the Employer of its rights pursuant to this clause shall not entitle the Executive to claim that he has been constructively dismissed.

9. Assignment.

(a)           No Assignment by the Executive. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries, or legal representatives without the Employer’s prior written consent; provided, however, that nothing in this Section 9(a) shall preclude the Executive from designating a beneficiary to receive, upon his death, any benefit payable hereunder, or the executors, administrators, or other legal representatives of the Executive’s estate from assigning any rights hereunder to the person or persons entitled thereto.

(b)           Assignment to Receive Payments. Except as otherwise required by law, without the Employer’s prior written consent, no right of the Executive to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to exclusion, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(c)          Assignment by the Employer. The Employer may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer. This Agreement shall inure to the benefit of the Employer and permitted successors and assigns.

10. “Key Man” Life and Disability Insurance. The Employer may, in its discretion, apply for and procure, in its own name and for its own benefit, life insurance and disability insurance with regard to the Executive, in any amount or amounts that the Employer may deem advisable. In connection therewith, the Executive shall submit to any reasonable medical or other examination, and execute and deliver any application or other instrument, as reasonably requested by the Employer. Nothing herein shall obligate the Employer to establish, maintain or continue any such insurance arrangement.

11. Notices. All notices, requests, claims, demands, and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as shall be specified by like notice):

If to the Employer:

MEAS Ireland Limited

Ballybrit Business Park

Galway, Ireland

Attention: Mark Thomson, Chief Financial Officer

If to the Executive:

Joe Gleeson

Ettagh View, Glasderry Mor, Brosna, Birr

Offaly, Ireland

12. Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Employer and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. For the avoidance of doubt, this Agreement shall form the statement of the Executive’s terms and conditions of employment in compliance with the provisions of the Terms of Employment (Information) Act 1994.

13. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and by a duly authorized representative of the Employer other than the Executive. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein, or by law or in equity.

14. Governing Law.  The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of Ireland, without giving effect to conflict of laws principles.

15. Consent to Jurisdiction. Without in any manner limiting the provisions of this Agreement, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought exclusively in the courts of Ireland, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Each of the parties hereto further agrees that final judgment against it in any such action or proceeding shall be conclusive and may be enforced by any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence thereof.

16. Remedies. Except as otherwise provided in this Agreement and in the Release attached as Exhibit A hereto (which is substantially the form of Release to be executed and delivered by Executive following Executive’s termination), (i) none of the remedies provided in this Agreement are the exclusive remedy of a party for breach of this Agreement and (ii) the parties hereto shall have the right to seek any other remedy in law or equity, including without limitation an action for damages for breach of contract.

17. Golden Parachute Excise Tax.

(a)          Parachute Payments. If any payment or benefit the Executive would receive pursuant to this Agreement or pursuant to any other agreement with the Employer following a change in the ownership or effective control of the Employer or change in the ownership of a substantial portion of the assets of the Employer (which change, as further defined in Section 280G of the Code and regulations promulgated thereunder (“Section 280G”), is referred to herein as a “Change in Control”) from the Employer or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G, and (ii) but for this section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on a net after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (1) cash payments, in the following order: (a) first, Severance Payments under this Agreement, (b) second, severance payments under any other agreement with the Employer and (c) third, any other cash payments under any of the foregoing agreements; (2) cancellation of the acceleration of vesting of stock options, restricted stock, restricted stock units or any other awards that vest based on attainment of performance measures; (3) cancellation of the acceleration of vesting of stock options, restricted stock and restricted stock units or any other awards that vest only based on Executive's continued service to the Employer, taking the last ones scheduled to vest (absent the acceleration) first, and (4) other non-cash forms of benefits.

(b)          Calculations. The foregoing calculations will be performed at the expense of the Employer by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Employer. The Employer will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Employer and the Executive within thirty (30) calendar days after the Change in Control, the date of termination, if applicable, and any such other time or times as may be reasonably requested by the Employer or the Executive. If the Accounting Firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Employer and the Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding and conclusive upon the Employer and the Executive.

18.          Section 409A.

(a)          This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409(a)(1)(B) of the Code. If the Employer determines in good faith that any provision of this Agreement would cause the Executive to incur an additional tax, penalty, or interest under Section 409A of the Code, the Employer and the Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code. The preceding provisions, however, shall not be construed as a guarantee by the Employer of any particular tax effect to the Executive under this Agreement.

(b)          For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

(c)          With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)          “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, the Executive's “separation from service” as defined in Section 409A of the Code.

(e)          If a payment obligation under this Agreement arises on account of the Executive’s separation from service while the Executive is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Employer), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within fifteen (15) days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of the Executive’s estate following his death.

(f)          Nothing herein shall be construed as having modified the time and form of payment of any amounts or payments of “deferred compensation” (as defined under Treas. Reg. § 1.409A-1(b)(1), after giving effect to the exemptions in Treas. Reg. §§ 1.409A-1(b)(3) through (b)(12)) that were otherwise payable pursuant to the terms of any agreement between the Employer and the Executive in effect on or after January 1, 2005 and prior to the date of this Agreement.

19. Additional Executive Acknowledgment. The Executive acknowledges: (i) that he has been advised by the Employer to consult with independent counsel of his own choice concerning this Agreement and has been provided the opportunity to do so; and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

20. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Employer and the Company and its respective successors and assigns, but the rights and obligations of the Executive are personal and may not be assigned or delegated without the Employer’s prior written consent.

21. Severability; Invalid Provisions.

(a)          Should a court of competent jurisdiction hold one or more of the provisions of this Agreement to be invalid, illegal, or unenforceable in any respect, that court shall sever the provision from this Agreement and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been set forth herein.

(b)          Should a court of competent jurisdiction strike any provision of this Agreement as invalid, illegal, or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provisions hereof or the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties.

22. Withholding. The Employer shall have the right to withhold from any amount payable hereunder any local taxes in order for the Employer to satisfy any withholding tax obligation it may have under any applicable law or regulation.

23. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

24. Counterparts; Facsimile. This Agreement may be executed by facsimile or electronically and in two or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first written above.

MEAS IRELAND LIMITED

By:
Name:	Mark Thomson
Title:	Chief Financial Officer

ACKNOWLEDGMENT OF FULL UNDERSTANDING. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH A LEGAL REPRESENTATIVE OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT

EXECUTIVE

Joe Gleeson

EXHIBIT A

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (the “Separation Agreement”) is made between MEAS Ireland Limited (the “Employer”), Measurement Specialties, Inc. (the “Company”) and Joe Gleeson (the “Executive”) (each a “Party” and together the “Parties”).

WHEREAS, the Executive was most recently employed by the Employer to work as Chief Operating Officer of the Company pursuant to the terms of an Executive Employment Agreement dated April 1, 2014 (the “Employment Agreement”), a copy of which is attached;

WHEREAS, the Employer has terminated the Executive’s employment Other Than For Cause OR the Executive has terminated his employment for Good Reason pursuant to Section 7(c) of the Employment Agreement (all capitalized terms not defined in this Separation Agreement shall have the meaning ascribed to them in the Employment Agreement), thereby entitling the Executive to certain financial benefits under the Employment Agreement provided that the Executive enters into and does not revoke a comprehensive general release of claims against the Company;

WHEREAS, there was a Change in Control on [DATE];

WHEREAS, this Separation Agreement constitutes the Parties’ entire understanding regarding the termination of the Executive’s employment with the Employer and supersedes any other agreement between the Parties, except as otherwise provided herein;

NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Termination of Employment. The Parties agree and acknowledge that the Employer has terminated the Executive’s employment Other Than For Cause OR the Executive has terminated his employment for Good Reason under Section 4(c) of the Employment Agreement, effective on [DATE] (the “Termination Date”). As of the Termination Date, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer of the Employer or the Company or any of its affiliates, the Executive is not to hold himself out as an employee, agent, or authorized representative of the Employer or the Company or any of their affiliates, and the Executive is not to negotiate or enter into any agreements on behalf of the Employer or the Company or any of their affiliates or otherwise attempt to bind the Employer or the Company or any of their affiliates.

2.	Payment on Termination. The Employer shall provide the Executive with the following sums, payable in a lump sum within twenty (20) business days after the date of termination: (A) the amount of Executive’s Salary accrued through the date of termination, (B) any outstanding business expenses that were incurred by Executive prior to the date of termination but not reimbursed as of such date, and (C) any Annual Bonus earned in the prior completed fiscal year that has been accrued but not yet paid as of the date of termination of employment (together, the “Accrued Rights”). The Accrued Rights will be paid to the Executive minus applicable withholdings and taxes. The Executive acknowledges that the Accrued Rights are all of the amounts owed to him by the Employer and the Company through the Termination Date.

EXHIBIT A

3.	Consideration. In accordance with the terms of Section 4(c) of the Employment Agreement and subject to Section 17 (Golden Parachute Excise Tax) and Section 18 (Section 409A) of the Employment Agreement, as consideration for entering into this Separation Agreement, the Employer shall provide the Executive with the following sums, each payable within the time frame set forth herein:

(a)	In Non-Change in Control Scenario:

a.	An amount equal to 100% of Executive’s Annual Salary as in effect on the Termination Date, to be paid in equal installments in accordance with the Employer’s payroll practices then in effect over the course of twelve (12) months following the Effective Date of this Separation Agreement (the “Severance Payment”). The Severance Payment will be paid to the Executive minus applicable withholdings and taxes. Contingent upon Executive’s compliance with the terms of this Separation Agreement, payments of the Severance Payment may continue even if the Executive becomes employed elsewhere.

b.	A pro-rata portion of the Annual Bonus earned for the fiscal year of termination, the amount of which will be the amount determined by the Compensation Committee based on actual performance of the Employer and the Executive for the fiscal year, multiplied by a fraction, the numerator of which is the number of days during the fiscal year of Executive’s termination before the Termination Date, and the denominator of which is three hundred sixty-five (365), to be paid in a lump sum as soon as practicable after determination of the Annual Bonus consistent with the Employer’s normal bonus determination practices but not later than the 15th day of the third month following the end of the Employer’s fiscal year to which the bonus relates (the “Termination Year Bonus”). The Termination Year Bonus will be paid to the Executive minus applicable withholdings and taxes.

c.	Full vesting of all outstanding unvested equity awards held by the Executive as of the Termination Date with respect to which the vesting is conditioned solely upon continued service for a specified period (including, without limitation, any outstanding performance-based equity awards with respect to which all performance conditions have been satisfied in full as of the Termination Date but vesting therein remains conditioned thereafter upon continued service for a specified period) (the “Equity Acceleration”).

(b)	In Change in Control Scenario:

a.	An amount equal to 150% of the sum of (A) the Executive’s Annual Salary as in effect on the Termination Date plus (B) the target Annual Bonus for the fiscal year in which the employment termination occurs, to be paid in equal installments in accordance with the Employer’s payroll practices then in effect over the course of eighteen (18) months following the Effective Date of this Separation Agreement (the “Severance Payment”). The Severance Payment will be paid to the Executive minus applicable withholdings and taxes. Contingent upon Executive’s compliance with the terms of this Separation Agreement, payments of the Severance Payment may continue even if the Executive becomes employed elsewhere.

EXHIBIT A

b.	A pro-rata portion of the target Annual Bonus for the fiscal year of termination, determined by multiplying the Executive’s target Annual Bonus for such fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of Executive’s termination before the Termination Date, and the denominator of which is three hundred sixty-five (365), to be paid in a lump sum within twenty (20) business days following the Effective Date of this Separation Agreement (the “Termination Year Bonus”). The Termination Year Bonus will be paid to the Executive minus applicable withholdings and taxes.

c.	Full vesting of all outstanding unvested equity awards held by the Executive as of the Termination Date (including, without limitation, any outstanding performance-based equity awards with respect to which the relevant performance period has not concluded prior to the Termination Date) (the “Equity Acceleration”).

4.	Cooperation. Pursuant to Section 4(g) of the Employment Agreement, to the extent reasonably requested by the Employer and the Company, the Executive shall cooperate with the Employer and the Company and any of their affiliates in connection with matters arising out of the Executive’s service to the Employer and the Company, including, without limitation, providing information of limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Employer and the Company, or otherwise making himself reasonably available to the Employer and the Company for other related purposes; provided that the Employer and the Company shall make reasonable efforts to minimize disruption of the Executive's other activities. The Employer shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Employer shall compensate the Executive at an hourly rate based on the Executive’s Base Salary as in effect as of his termination date.

5.	No Other Compensation. By the Executive’s signature below, he acknowledges and agrees that the terms set forth above include compensation and benefits to which he is not otherwise entitled. Furthermore, the Executive acknowledges that except as expressly set forth above, after today, he will be entitled to no other or further compensation, remuneration, or benefits from the Employer or the Company.

6.	Non-Disparagement. The Executive understands and agrees that his entitlement to the compensation and benefits described in this Separation Agreement is conditioned upon his continued support of the Employer and the Company and any of their affiliates. The Executive agrees to refrain from taking any action, and/or making any statement (oral or written) that disparages or criticizes the Employer and the Company, and any of their affiliates, parent companies, subsidiaries, and related entities, or its officers, directors, or employees, or that harms the Employer’s and the Company’s or any of their affiliates’ respective reputations, or that disrupts or impairs their normal, ongoing business operations. This provision applies to all of the Executive’s interactions with third parties, including without limitation any conversations or correspondence that he might have with organizations, governmental entities, and/or persons with whom the Employer and the Company and any of their affiliates engage in business, as well as with employees of the Employer and the Company and any of their affiliates. The Executive understands that this provision does not apply on occasions when he is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully.

EXHIBIT A

7.	Return of Property. The Executive agrees to return to the Employer and to the Company any and all Employer and Company property in his possession, including, but not limited to, any computer or other electronic devices; software programs; other Employer and Company equipment, tools, records, or technical materials; information related to Employer and Company and any of their affiliates customers, clients and business contacts; marketing information; pricing information; cellular phones; personnel materials or files, handbooks, manuals, or policies; memoranda, notes, and drafts thereof; and any other documents or property (and any summaries or copies thereof), developed by him and/or obtained by him or on his behalf, directly or indirectly, pursuant to his employment with the Employer.

8.	Continuing Obligations. The Executive acknowledges and reaffirms his ongoing obligations to comply with the Proprietary Information (Section 5), Intellectual Property (Section 6), and Restrictive Covenants (Section 7) provisions in the Employment Agreement, which remain in full force and effect.

9.	Injunctive Relief. The Executive acknowledges that a breach or threatened breach of Sections 6-7 of this Separation Agreement and Sections 5-7 of the Employment Agreement by him would result in material and irreparable injury to the Employer and the Company and any of their affiliates, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, the Employer and the Company and any of their affiliates shall be entitled to injunctive relief in the event of the Executive’s breach or threatened breach of any of the terms contained in Sections 6-7 of this Separation Agreement or Sections 5-7 of the Employment Agreement. The undertakings in Sections 6-7 of this Separation Agreement regarding non-disparagement and return of property and those in Sections 5-7 of the Employment Agreement regarding proprietary information, intellectual property, and restrictive covenants shall survive the termination of other arrangements in this Separation Agreement.

10.	Non-Admission. This Agreement shall not in any way be construed as an indication of admission by the Employer or the Company and any of their affiliates or the Executive that either has acted improperly with respect to the other or any other person. The Employer and the Company and any of their affiliates specifically deny any liability to or wrongful acts against the Executive or any other person, on the part of itself, its employees, or its agents, and the Executive likewise specifically denies any such liability or wrongdoing.

EXHIBIT A

11.	General Release. In keeping with the Parties’ intent to allow for an amicable separation, and as consideration for the severance pay and benefits being provided to the Executive, the Executive agrees to release and waive the Employer and the Company, its legal representatives, assigns, predecessors, successors, affiliates, parent companies, subsidiaries and related entities, and their past and present officers, directors, stockholders, fiduciaries, insurers, agents and employees (each in their individual and corporate capacities) (collectively, the “Released Parties”) of and from any and all claims, whether known or unknown, arising out of or relating to the Executive’s employment, including the termination of his employment. This release and waiver includes all rights and obligations under any federal, state or local laws, all common law claims, and all claims to any non-vested interest in the Employer and the Company and any of their affiliates. This release will not affect the ability of other Party to enforce rights or entitlements specifically provided for under this Agreement, it does not waive any rights or claims that may arise after the date this Agreement is signed by the Executive, and nothing in this release shall be construed to prohibit the Executive from filing or participating in an administrative charge of discrimination with a federal or state agency or from waiving any claims that cannot be waived as a matter of law.

12.	Covenant Not to Sue. The Executive understands and agrees that to the fullest extent permitted by law, he is precluded from filing or pursuing any legal claim of any kind against any of the Released Parties at any time in the future, in any federal, state, or municipal court, administrative agency, or other tribunal, arising out of any of the claims that the Executive has waived by virtue of executing this Separation Agreement. The Executive agrees not to file or pursue any such legal claims, and, if he does pursue such legal claims or file an administrative charge that may not be released as a matter of law, he waives any right to recover any monetary payments or other individual benefits in any such proceeding. By the Executive’s signature below he represents that he has have not filed any such legal claims against any of the Released Parties in any federal, state, or municipal court, administrative agency, or other tribunal.

13.	Release Representations. By the Executive’s signature below, he represents that: (a) he is not aware of any unpaid wages, severance, vacation, benefits, commissions, bonuses, expense reimbursements, or other amounts owed to him by the Company, other than the Accrued Rights, Severance Payment, Termination Year Bonus and Equity Acceleration, specifically promised in this Separation Agreement; (b) he has not been denied any request for leave to which he believes he was legally entitled, and he was not otherwise deprived of any of his rights under the Family and Medical Leave Act or any similar state or local Statute (as set out below); and (c) he has not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the claims released in the foregoing general release and waiver.

14.	Release Acknowledgements. The Executive acknowledges, agrees and understands that:

a.	under the release detailed above, he is waiving and releasing, among other claims, any rights and claims that may exist under the Age Discrimination in Employment Act (“ADEA”) and Irish Statute where Statute includes the following non-exhaustive list of legislation: Redundancy Payments Acts 1967 – 2012, Minimum Notice and Terms of Employment Acts 1973 – 2001, Organisation of Working Time Act 1997, Payment of Wages Act 1991, Unfair Dismissals Acts 1977 – 2007, Employment Equality Acts 1998 – 2011, European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003, Maternity Protection Acts 1994 and 2004, Adoptive Leave Acts 1995 and 2005, Parental Leave Acts 1998 and 2006, National Minimum Wage Act 2000, Carer’s Leave Act 2001 (as amended), Protection of Employees (Part-Time Work) Act 2001, Protection of Employees (Fixed-Term Work) Act 2003, Terms of Employment (Information) Act 1994, Safety Health and Welfare at Work Act 2005, Data Protection Acts 1988-2003.

EXHIBIT A

b.	the waiver and release of claims set forth in the release above does not apply to any rights or claims that may arise under the ADEA after the date of execution of this release, nor does it apply to his right to challenge the validity of this Agreement’s waiver and release of claims under the ADEA;

c.	the Severance Payments and other benefits that are being provided to him are of significant value and in addition to what he otherwise would be entitled; and

d.	he is being advised in writing to consult with attorney legal representative before signing this Agreement.

15.	Confidentiality. This Agreement, its contents and all information pertaining to its negotiations shall remain confidential. The Executive will not disclose this Agreement or its contents to any person, other than his spouse or significant other, and his legal or tax advisor, as may otherwise be required by law, or as may be necessary to challenge an alleged breach of this Agreement in a court of competent jurisdiction.

16.	Breach. The Company’s continuing obligations under this Agreement are contingent upon the Executive’s compliance with all terms and conditions provided for herein. In the event that the Executive breaches any of his obligations under this Agreement, the Employer and the Company may cease making any payments due under this Agreement, and recover all payments already made under this Agreement, in addition to all other available legal remedies.

17.	Legal Action. In the event the Company is required to take legal action against the Executive to enforce its rights under this Separation Agreement, the Employer and the Company shall be entitled to collect from him the legal representative’s fees and costs that it incurs in seeking to enforce this Separation Agreement, in addition to any other relief to which it may be entitled.

18.	Choice of Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of Ireland, without giving effect to conflict of laws principles.

EXHIBIT A

19.	Consent to Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Separation Agreement may be brought exclusively in the courts of the Ireland, , and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Each of the parties hereto further agrees that final judgment against it in any such action or proceeding shall be conclusive and may be enforced by any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence thereof.

20.	Notices. All notices, requests, claims, demands, and other communications under this Separation Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such address for a Party as shall be specified by like notice):

If to the Company:

Measurement Specialties, Inc.

1000 Lucas Way

Hampton, VA 23666

Attention: Mark Thomson, Chief Financial Officer

If to the Employer

MEAS Ireland Limited

Ballybrit Business Park

Galway, Ireland

If to the Executive:

Ettagh View, Glasderry Mor, Brosna, Birr

Offaly, Ireland

21.	Assignment.

a.	Neither this Separation Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries, or legal representatives without the Employer’s prior written consent; provided, however, that nothing in this section shall preclude the Executive from designating a beneficiary to receive, upon his death, any benefit payable hereunder, or the executors, administrators, or other legal representatives of the Executive’s estate from assigning any rights hereunder to the person or persons entitled thereto.

b.	Except as otherwise required by law, without the Employer’s and the Company’s prior written consent, no right of the Executive to receive payments under this Separation Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to exclusion, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

EXHIBIT A

c.	The Employer and the Company and any of their affiliates may assign this Separation Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer or the Company or any of their affiliates. This Agreement shall inure to the benefit of the Employer and the Company and any of their affiliates and permitted successors and assigns.

22.	No Waiver. The failure of any Party to insist, in one or more instances, on performance by any Party in strict compliance with this Separation Agreement, shall not be deemed a waiver or release of any right, term, covenant, or condition, unless such waiver is contained in a writing signed by the Party to be charged with a waiver. No waiver shall waive any subsequent compliance unless expressly therein set forth.

23.	Severability. The provisions of this Separation Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or the enforceability of any other provision.

24.	Entire Agreement This Separation Agreement is a full and accurate embodiment of the understanding between the Parties, and it supersedes any prior agreements or understandings made by the parties; except, that the Executive’s obligations and the Employer’s and Company’s and any of their affiliates’ rights under the Employment Agreement shall survive the Parties’ execution of this Separation Agreement and not be extinguished thereby, except as otherwise specified herein. The terms of this Separation Agreement may not be modified, except by mutual consent of the Parties or by a court of competent jurisdiction. Any and all modifications by the Parties must be reduced to writing and signed by the Parties to be effective.

25.	Execution and Counterparts. This Separation Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon (including executed counterparts transmitted by facsimile or e-mail), and all of such counterparts shall together constitute one and the same instrument.

26.	Executive Signature Acknowledgement. By signing this Agreement, the Executive acknowledges and affirms that he has read the foregoing offer and fully understands its terms. The Executive further acknowledges and affirms that he is signing this agreement freely and voluntarily, having been given a full and fair opportunity to consider it and consult with advisors of his choice.

EXHIBIT A

IN WITNESS WHEREOF, the Parties have executed this Agreement individually.

Measurement Specialties, Inc.

By:
Joe Gleeson		Mark Thomson
Chief Financial Officer

Date:	Date:

MEAS Ireland Limited

By Mark Thomson

Date